Exhibit 11
                            RMED International, Inc.

The following represents the computation of per share earnings reflecting the assumption that the granted shares under the option plan will be exercised.


                                           Three Months June 30,          Six Months June 30,
                                           ---------------------          -------------------
                                           2001           2000            2001         2000
                                           ----           ----            ----         ----
Net income (loss)                       $  (351,382)   $    67,561    $  (294,210)   $   175,307
                                        ===========    ===========    ===========    ===========
Weighted average common shares
   outstanding                            9,883,807      9,973,884      9,892,946      9,978,734
Common share equivalents relating to
   dilutive stock options                        --             --             --          1,984
                                        -----------    -----------    -----------    -----------
Adjusted common and common
   equivalent shares for
   dilutive computation                   9,883,807      9,973,884      9,892,946      9,980,718
                                        -----------    -----------    -----------    -----------
Net earnings (loss) per share:
   Basic                                $     (0.04)   $      0.01    $     (0.03)   $      0.02
                                        ===========    ===========    ===========    ===========
   Diluted                              $     (0.04)   $      0.01    $     (0.03)   $      0.02
                                        ===========    ===========    ===========    ===========


The accompanying notes are an integral part of these statements